Exhibit 10.48

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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                            ATLANTIC BANK OF NEW YORK

                             ATLANTIC PREMIUM, INC.

                                       and

                             STANDARD FUNDING CORP.

                          Dated as of January 28, 1999
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                                TABLE OF CONTENTS

                                    ARTICLE I

                                   THE MERGER ................       1

SECTION 1.1        The Merger ................................       1
SECTION 1.2        Effective Time ............................       2
SECTION 1.3        Effect of the Merger ......................       2
SECTION 1.4        Certificate of Incorporation; By-Laws .....       2
SECTION 1.5        Directors and Officers ....................       2
SECTION 1.6        Effect on Capital Stock ...................       2
SECTION 1.7        Dissenters' Rights ........................       4
SECTION 1.8        Payment for Shares ........................       4
SECTION 1.9        No Further Rights or Transfers ............       6
SECTION 1.10       Taking of Necessary Action; Further Action        6
SECTION 1.11       Material Adverse Effect ...................       7

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY      7

SECTION 2.1        Corporate Organization ....................       7
SECTION 2.2        Capitalization ............................       7
SECTION 2.3        Subsidiaries ..............................       8
SECTION 2.4        No Commitments to Issue Capital Stock .....       8
SECTION 2.5        Authorization; Execution and Delivery .....       8
SECTION 2.6        Governmental Approvals and Filings ........       9
SECTION 2.7        No Conflict ...............................       9
SECTION 2.8        SEC Filings ...............................       9
SECTION 2.9        Financial Statements; Absence of Undisclosed
                   Liabilities; Receivables ..................      10
SECTION 2.10       [Intentionally Omitted] ...................      11
SECTION 2.11       Absence of Changes ........................      11
SECTION 2.12       Tax Matters ...............................      13
SECTION 2.13       Relations with Employees and Brokers ......      14
SECTION 2.14       Employee Benefits .........................      15
SECTION 2.15       Title to Properties .......................      19
SECTION 2.16       Compliance with Laws; Legal Proceedings ...      19
SECTION 2.17       Finders ...................................      20

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SECTION 2.18       Intellectual Property .....................      20
SECTION 2.19       Insurance .................................      21
SECTION 2.20       Contracts; etc. ...........................      21
SECTION 2.21       Permits, Authorizations, etc. .............      23
SECTION 2.22       Environmental Matters .....................      23
SECTION 2.23       Company Acquisitions ......................      24
SECTION 2.24       Books and Records .........................      24
SECTION 2.25       Interested Party Transactions .............      24
SECTION 2.26       Certain Approvals .........................      25

                                   ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF
                              PARENT AND MERGER SUB ..........      25

SECTION 3.1        Corporate Organization ....................      25
SECTION 3.2        Capitalization ............................      25
SECTION 3.3        Authorization; Execution and Delivery .....      25
SECTION 3.4        Governmental Approvals and Filings ........      25
SECTION 3.5        No Conflict ...............................      26
SECTION 3.6        No Legal Proceedings ......................      26
SECTION 3.7        Finders ...................................      26
SECTION 3.8        Financial Ability to Perform ..............      26
SECTION 3.9        Proxy Statement ...........................      26

                                   ARTICLE IV

                     COVENANTS, TRANSACTIONS AND CONDUCT OF
                           BUSINESS PENDING THE MERGER .......      27

SECTION 4.1        Conduct of Business by the Company Pending
                   the Merger ................................      27
SECTION 4.2        Shareholders' Meeting; Proxy Material .....      29
SECTION 4.3        No Shopping ...............................      29
SECTION 4.4        Access to Information .....................      31
SECTION 4.5        Amendment of Company's Employee Plans .....      31
SECTION 4.6        Stock Options and Warrants ................      31
SECTION 4.7        Best Efforts ..............................      31
SECTION 4.8        Consents ..................................      31
SECTION 4.9        Public Announcements ......................      32
SECTION 4.10       Notification of Certain Matters ...........      32
SECTION 4.11       Indemnification ...........................      32

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SECTION 4.12       Directors and Officers Liability Insurance       32
SECTION 4.13       Employment Contracts ......................      33
SECTION 4.14       Conveyance Taxes ..........................      33
SECTION 4.15       Repayment of Indebtedness .................      34
SECTION 4.16       Keyman Life Insurance .....................      34

                                    ARTICLE V

                            CONDITIONS TO THE MERGER .........      33

SECTION 5.1        Conditions to Obligation of Each Party to
                   Effect the Merger .........................      33
SECTION 5.2        Additional Conditions to Obligations of
                   Parent and Merger Sub .....................      34
SECTION 5.3        Additional Conditions to Obligation of the
                   Company ...................................      36

                                   ARTICLE VI

                                   TERMINATION ...............      36

 SECTION 6.1        Termination ..............................      36
 SECTION 6.2        Effect of Termination ....................      38
 SECTION 6.3        Fees and Expenses and Damages ............      38

                                   ARTICLE VII

                               GENERAL PROVISIONS ............      39

 SECTION 7.1        Effectiveness of Representations,
                    Warranties and Agreements ................      39
 SECTION 7.2        Notices ..................................      39
 SECTION 7.3        Certain Definitions ......................      40
 SECTION 7.4        Amendment ................................      41
 SECTION 7.5        Waiver ...................................      41
 SECTION 7.6        Headings; Construction ...................      41
 SECTION 7.7        Severability .............................      41
 SECTION 7.8        Entire Agreement .........................      42
 SECTION 7.9        Assignment; Merger Sub ...................      42
 SECTION 7.10       Parties in Interest ......................      42
 SECTION 7.11       Failure or Indulgence Not Waiver;
                    Remedies Cumulative ......................      42
 SECTION 7.12       Governing Law ............................      42
 SECTION 7.13       Counterparts .............................      42
 SECTION 7.14       WAIVER OF JURY TRIAL .....................      43

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Exhibit 1.6(b)     Form of Note
Exhibit 4.6        Resolutions
Exhibit 5.2(j)     Commercial Paper
Exhibit A          Form of Employment Agreement (Karp)
Exhibit B          Form of Employment Agreement (Fisher)
Exhibit C-1        Form of Kramer Levin Opinion
Exhibit C-2        Form of James Maxwell, Esq. Opinion
Exhibit D          Form of Blau Kramer Opinion

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                          AGREEMENT AND PLAN OF MERGER

            AGREEMENT AND PLAN OF MERGER, dated as of January 28, 1999 (this "Agreement"), among ATLANTIC BANK OF NEW YORK, a New York corporation ("Parent"), ATLANTIC PREMIUM, INC., a New York corporation and a direct, wholly-owned subsidiary of Parent ("Merger Sub"), and STANDARD FUNDING CORP., a New York corporation (the "Company").

                              W I T N E S S E T H:

            WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective shareholders for Parent to cause Merger Sub to merge with and into the Company upon the terms and subject to the conditions set forth herein;

            WHEREAS, in furtherance of such combination, the Boards of Directors of Parent, Merger Sub and the Company have each approved the merger (the "Merger") of Merger Sub with and into the Company in accordance with the applicable provisions of the New York Business Corporation Law ("NYBCL"), and upon the terms and subject to the conditions set forth herein; and

            WHEREAS, pursuant to the Merger, each outstanding share (a "Share") of the Company's Common Stock, par value $0.001 per share (the "Company Common Stock"), subject to the provisions of Section 1.7, shall be converted into the right to receive the Merger Consideration (as defined in Section 1.6(b)), upon the terms and subject to the conditions set forth herein;

            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

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                                    ARTICLE I

THE MERGER

          SECTION 1.1 The Merger. (a) Effective Time. At the Effective Time (as defined in Section 1.2), and subject to and upon the terms and conditions of this Agreement and the NYBCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

            (b) Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 6.1 and subject to the satisfaction or waiver of the conditions set forth in Article V, the consummation of the Merger will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Article V at the offices of Kramer Levin Naftalis & Frankel LLP, 919 Third Avenue, New York, New York, unless another date, time or place is agreed to in writing by the parties hereto.

            SECTION 1.2 Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article V, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger as contemplated by the NYBCL (the "Certificate of Merger"), together with any required related certificates, with the Secretary of State of the State of New York, in such form as required by, and executed in accordance with the relevant provisions of, the NYBCL (the time of such filing being the "Effective Time").

            SECTION 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the NYBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time (i) the Surviving Corporation shall possess all the rights, privileges, immunities, powers and purposes of Merger Sub and the Company, (ii) all the property, real and personal, including subscriptions to shares, causes of action and every other asset of Merger Sub and the Company shall vest in the Surviving Corporation without further act or deed, and (iii) the Surviving Corporation shall assume and be liable for all the liabilities, obligations and penalties of Merger Sub and the Company.

            SECTION 1.4 Certificate of Incorporation; By-Laws. (a) Certificate of Incorporation. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation

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until thereafter amended as provided by the NYBCL and such Certificate of
Incorporation.

            (b) By-Laws. The By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by the NYBCL, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

            SECTION 1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and ByLaws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

            SECTION 1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, Merger Sub, the Company or the holders of any of the following securities:

            (a) Conversion of Shares Held by Small Holders. Subject to the provisions of Section 1.7, each Share of the Company Common Stock issued and outstanding immediately prior to the Effective Time held by a Person that holds, in the aggregate, shares of the Company Common Stock that represent 20% or less of such issued and outstanding Company Common Stock (a "Small Holder") shall be converted into the right to receive $3.50 in cash (the "Small Holder Cash Consideration").

            (b) Conversion of Shares Held by Large Holders. Subject to the provisions of Section 1.7, each Share of the Company Common Stock issued and outstanding immediately prior to the Effective Time held by a Person that holds, in the aggregate, shares of the Company Common Stock that represent more than 20% of such issued and outstanding Company Common Stock (a "Large Holder") shall be converted into the right to receive (i) $2.97479 in cash (the "Large Holder Cash Consideration"), and (ii) Notes, dated the Effective Date and otherwise in substantially the form set forth on Exhibit 1.6(b) hereto (the "Notes"), having an aggregate principal amount equal to $0.52521 for each Share of the Company Common Stock held by such Large Holder immediately prior to the Effective Time. The Small Holder Cash Consideration, Large Holder Cash Consideration and Notes are collectively referred to herein as the "Merger Consideration."

            (c) Cancellation. Each share of the Company Common Stock held in the treasury of the Company and each share of the Company Common Stock owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of the Company or Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the

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                                                                               4


holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

            (d) Warrants and Options.

      (i) Each warrant (a "Warrant") to purchase shares of the Company Common Stock heretofore granted under any warrant agreement or other arrangement with the Company shall be converted into a right to purchase and receive, upon the basis and upon the terms and conditions specified in such warrant agreement or other arrangement, in lieu of such shares, the Small Holder Cash Consideration with respect to that same number of shares.

      (ii) Each option (an "Option") to purchase shares of the Company Common Stock heretofore granted under any stock option or compensation plan or other arrangement with the Company shall be converted into a right to purchase and receive, upon the basis and upon the terms and conditions specified in such option or compensation plan or other arrangement, in lieu of such shares, the Small Holder Cash Consideration with respect to that same number of shares.

            (e) No Liability. Neither Parent, Merger Sub nor the Company shall be liable to any holder of Company Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

            (f) Withholding Rights. Parent or the Disbursing Agent (as defined in Section 1.8) shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent or the Disbursing Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code") or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Disbursing Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or the Disbursing Agent.

            (g) Capital Stock of Merger Sub. Each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for 27,600 validly issued, fully paid and nonassessable shares of common stock, $0.001 par value, of the Surviving Corporation.

            SECTION 1.7 Dissenters' Rights. Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock outstanding immediately prior to the Effective Time held by a holder who has demanded and perfected the right, if any,

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for appraisal of those shares in accordance with the provisions of Sections 623 and 910 of the NYBCL and as of the Effective Time has not withdrawn or lost such right to such appraisal ("Dissenting Shares") shall not be converted into or represent a right to receive Merger Consideration pursuant to Section 1.6, but the holder shall only be entitled to such rights as are granted by the NYBCL. If a holder of shares of Company Common Stock who demands appraisal of those shares under the NYBCL shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, those shares shall be converted into and represent only the right to receive the Small Holder Cash Consideration or the Large Holder Cash Consideration and Notes, as the case may be, as provided in Section 1.6, without interest, upon compliance with the provisions, and subject to the limitations, of Section 1.8. The Company shall give Parent
(a) prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands, and any other instruments served pursuant to the NYBCL and received by the Company relating to shareholders' rights of appraisal, and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the NYBCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of Company Common Stock, offer to settle or settle any such demands or approve any withdrawal of any such demands.

            SECTION 1.8 Payment for Shares.

            (a) At or before the Effective Time, Parent or Merger Sub shall deposit in immediately available funds with any disbursing agent selected by Parent and reasonably acceptable to the Company that is organized under the laws of the United States or any state of the United States with capital, surplus and undivided profits of at least $500,000,000 (the "Disbursing Agent"), an amount equal to the sum (rounded up or down to the nearest whole $.01, with $.005 rounded up to the nearest whole $.01) of (A) the product of (i) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares then held of record by Parent or Merger Sub or any other direct or indirect subsidiary of Parent or the Company or by the Large Holders), and (ii) the Small Holder Cash Consideration and (B) the product of
(x) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time held by the Large Holders, and (y) the Large Holder Cash Consideration (such sum being hereinafter referred to as the "Fund"). Out of the Fund, the Disbursing Agent shall, pursuant to irrevocable instructions from the holders of Company Common Stock, make the payments referred to in Sections 1.6(a) and 1.6(b), subject to the requirements of paragraph (b) of this Section 1.8. At the request of the Surviving Corporation, in its sole discretion at any time, but without any obligation to make any such request, the Disbursing Agent also may make payments, in final discharge of any obligations of the Surviving Corporation pursuant to Sections 623 and 910 of the NYBCL, to holders of Company Common Stock who have

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exercised dissenters' rights pursuant to Sections 623 and 910 of the NYBCL and have not subsequently withdrawn or lost such rights as long as the payment from the Fund with respect to any Dissenting Share does not exceed the Small Holder Cash Consideration or the Large Holder Cash Consideration, as the case may be. The Disbursing Agent may invest portions of the Fund as Parent or the Surviving Corporation directs, provided that all such investments shall be held as cash or in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest rating from either Moody's Investors Service, Inc. or Standard & Poor's Corporation, or in certificates of deposit, bank repurchase agreements or bankers' acceptances of commercial banks with capital, surplus and undivided profits exceeding $500,000,000 (collectively, "Permitted Investments"), or in money market funds which are invested solely in Permitted Investments. Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation, and shall be remitted from time to time by the Disbursing Agent upon the request of Parent or the Surviving Corporation. Any amount remaining in the Fund after nine months after the Effective Time may be refunded to the Surviving Corporation at its option; provided, however, that the Surviving Corporation shall be liable for any cash payments required to be made thereafter pursuant to Sections 1.6(a) and 1.6(b).

            (b) As soon as practicable after the Effective Time, the Disbursing Agent shall mail to each holder of record (other than Parent or Merger Sub or any direct or indirect subsidiary of Parent or the Company) of a certificate or certificates (a "Certificate" or "Certificates") which immediately prior to the Effective Time represented issued and outstanding shares of Company Common Stock (other than those holders who have exercised dissenters' rights pursuant to Sections 623 and 910 of the NYBCL and have not subsequently withdrawn or lost such rights), a form letter of transmittal (the "Letter of Transmittal") for return to the Disbursing Agent, and instructions for use in effecting the surrender of Certificates and to receive the Merger Consideration for each of such holder's shares of Company Common Stock pursuant to Sections 1.6(a) and 1.6(b). The Letter of Transmittal shall specify that delivery shall be effected, and risk of loss shall pass, only upon proper delivery of such Certificate or Certificates to the Disbursing Agent. The Disbursing Agent, as soon as practicable following receipt of any such Certificate or Certificates together with the Letter of Transmittal, duly executed, and any other items specified by the Letter of Transmittal, shall (A) pay, by check or draft, to the Small Holders, the sum (rounded up or down to the nearest whole $.01, with $.005 rounded up to the nearest whole $.01) of the amounts determined by multiplying
(i) the number of shares of Company Common Stock represented by the Certificate or Certificates so surrendered and (ii) the Small Holder Cash Consideration and
(B) shall (i) deliver to the Large Holders Notes in aggregate principal amount equal to the product of $0.525 and the number of shares of Company Common Stock represented by the Certificate or Certificates so surrendered, and (ii) pay, by check or draft, to the Large Holders the sum (rounded up or down to the nearest whole $.01, with $.005 rounded up to the nearest whole $.01) of the amounts determined by multiplying (x) the number of shares of Company Common Stock

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represented by the Certificate or Certificates so surrendered and (y) the Large
Holder Cash Consideration. All of the foregoing payments and deliveries shall be subject to any required withholding of taxes by the Surviving Corporation. No interest will be paid or accrued on the cash payable upon the surrender of the Certificate or Certificates. If payment is to be made to a person other than the person in whose name the Certificates surrendered are registered, it shall be a condition of payment that the Certificates so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting the payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificates surrendered or establish to the satisfaction of the Surviving Corporation that the tax has been paid or is not applicable.

            (c) In the event any such Certificate or Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate or Certificates to have been lost, stolen or destroyed, the amount to which such person would have been entitled under
Section 1.8(b) hereof but for failure to deliver such Certificate or Certificates to the Disbursing Agent shall nevertheless be paid to such person, provided that the Surviving Corporation may, in its reasonable discretion and as a condition precedent to such payment, require such person to give the Surviving Corporation a written indemnity agreement in form and substance reasonably satisfactory to the Surviving Corporation and, if reasonably deemed advisable by the Surviving Corporation, a bond in such sum as the Surviving Corporation may direct as indemnity against any claim that may be had against Parent or the Surviving Corporation with respect to the Certificate or Certificates alleged to have been lost, stolen or destroyed.

            SECTION 1.9 No Further Rights or Transfers. At and after the Effective Time, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and cease to exist, and each holder of a Certificate or Certificates that represented shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall cease to have any rights as a shareholder of the Company with respect to the shares of Company Common Stock represented by such Certificate or Certificates, except for the right to surrender such holder's Certificate or Certificates in exchange for the payment provided pursuant to Sections 1.6(a) and 1.6(b) or to perfect such holder's right to receive payment for such holder's shares pursuant to Sections 623 and 910 of the NYBCL and Section 1.7 hereof if such holder has validly exercised and not withdrawn or lost such holder's right to receive payment for such holder's shares pursuant to Section 623 and 910 of the NYBCL, and no transfer of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be made on the stock transfer books of the Surviving Corporation.

            SECTION 1.10 Taking of Necessary Action; Further Action. Each of Parent, Merger Sub and the Company will take all such reasonable and lawful action as may be

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necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with all the rights, privileges, immunities, powers and purposes, and all the property, real and personal, including subscriptions to shares, causes of action and every other asset of the Company and Merger Sub, the officers and directors of the Company and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

            SECTION 1.11 Material Adverse Effect. When used in connection with the Company, the term "Material Adverse Effect" means any change, effect or circumstance that, individually or when taken together with all other such changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, operations, assets (including intangible assets), condition (financial or otherwise), liabilities, or results of operations of the Company. When used in connection with Parent and Parent's Subsidiaries, the term "Material Adverse Effect" means any change, effect or circumstance that, individually or when taken together with all other such changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, operations, assets (including intangible assets), condition (financial or otherwise), liabilities, or results of operations of Parent and its Subsidiaries.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth in the written disclosure schedule delivered by the Company to Parent (the "Company Disclosure Schedule"):

            SECTION 2.1 Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to own, operate and lease its properties and assets as and where the same are owned, operated or leased and to conduct its business as it is now being conducted. The Company is in good standing and duly qualified or licensed as a foreign corporation to do business in those jurisdictions listed in Section 2.1 of the Company Disclosure Schedule, such jurisdictions being the only jurisdictions in which the location of the

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property and assets owned, operated or leased by the Company or the nature of the business conducted by the Company makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect. The Company has heretofore delivered to Parent complete and correct copies of the Company's Certificate of Incorporation and By-laws, as amended to and as in effect on the date hereof.

            SECTION 2.2 Capitalization. (a) The authorized capital stock of the Company consists of 4,000,000 shares of Company Common Stock and 1,000,000 shares of Preferred Stock, par value $0.001 per share. As of the date hereof, 2,760,000 shares of Company Common Stock and no shares of Preferred Stock are issued and outstanding.

            (b) All outstanding shares of Company Common Stock are validly issued and outstanding, fully paid and nonassessable, and there are no preemptive or similar rights in respect of the Company Common Stock. All shares of Company Common Stock issuable upon the exercise of stock options and the Warrants will, when issued in accordance therewith, be validly issued, fully paid and nonassessable. All outstanding shares of Company Common Stock were issued in compliance with all requirements of all applicable federal and state securities laws.

            (c) Section 2.2 of the Company Disclosure Schedule sets forth a complete and correct list of (i) all stock options, including Stock Options granted under the Company's Stock Option Plan, and (ii) all warrants to purchase any capital stock of the Company, including the Warrants, indicating as to each holder thereof, the number of shares of Company Common Stock or other securities subject thereto and the exercisability, exercise price and termination date therefor.

            SECTION 2.3 Subsidiaries. The Company does not have, and never has had, any Subsidiaries, and except as listed in Section 2.3(a) of the Company Disclosure Schedule, there are no entities 10% or more of whose outstanding voting securities or other equity interests are owned, directly or indirectly through one or more intermediaries, by the Company.

            SECTION 2.4 No Commitments to Issue Capital Stock. Except for the Stock Options and the Warrants and as set forth in Section 2.4 of the Company Disclosure Schedule, there are no outstanding options, warrants, calls, convertible securities or other rights, agreements, commitments or other instruments pursuant to which the Company is or may become obligated to authorize, issue or transfer any shares of its capital stock or any other equity interest. Except as set forth in Section 2.4 of the Company Disclosure Schedule, there are no agreements or understandings in effect among any of the shareholders of the Company or with any other Person and by which the Company is bound with respect to the voting, transfer, disposition or registration under the Securities Act of any shares of capital stock of the Company, except such agreements or understandings that would not have a Material Adverse

Effect or will not affect the Company's ability to consummate the Merger or the other transactions contemplated by this Agreement.

            SECTION 2.5 Authorization; Execution and Delivery. The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company, except that the Company's shareholders are required to approve and adopt this Agreement. This Agreement has been duly executed and delivered by the Company and, subject to such shareholder approval, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting the rights of creditors and subject to general equity principles (the "Exceptions"). The Board of Directors of the Company has unanimously adopted this Agreement and recommended that the shareholders of the Company approve and adopt this Agreement and the Merger.

            SECTION 2.6 Governmental Approvals and Filings. No approval, authorization, consent, license, clearance or order of, declaration or notification to, or filing or registration with, any governmental or regulatory authority is required in order (a) to permit the Company to consummate the Merger or perform its obligations under this Agreement, or (b) to prevent the termination of or a material and adverse effect on any governmental right, privilege, authority, franchise, license, permit or certificate of the Company to provide its services or carry on its business ("Governmental Licenses"), or to prevent any material loss or disadvantage to the Company's business, by reason of the Merger, except for (i) filing and recording of the Certificate of Merger as required by the NYBCL, (ii) filings and other required submissions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iii) those filings required by the New York Banking Law that are set forth in Section 2.6 of the Company Disclosure Schedule (iv) those filings required by the Massachusetts Bank Law that are set forth in Section 2.6 of the Company Disclosure Schedule; (v) those filings with other state regulatory agencies regulating insurance premium finance companies that are set forth in
Section 2.6 of the Company Disclosure Schedule, and (vi) as is otherwise set forth in Section 2.6 of the Company Disclosure Schedule.

            SECTION 2.7 No Conflict. Subject to compliance with the Governmental Licenses described in Section 2.6 of the Company Disclosure Schedule and obtaining the other consents and waivers that are set forth and described in
Section 2.7 of the Company Disclosure Schedule (the "Private Consents"), neither the execution, delivery and performance of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, will
(i) conflict with, or result in a breach or violation of, any provision of the certificate of incorporation (or similar organizational document) or by-laws of the Company; (ii) conflict with, result in a breach or violation of, give rise to a default, or result in the acceleration of performance, or permit the acceleration of performance, under (whether or not after the giving of notice or lapse of time or both) any mortgages, pledges, claims, liens, security interests or other restrictions or encumbrances of any kind or nature whatsoever ("Encumbrances"), or any note, bond, indenture, guaranty, lease, license, agreement or other instrument, writ, injunction, order, judgment, decree, statute, rule or regulation to which the Company or any of its properties or assets is subject; (iii) give rise to a declaration or imposition of any Encumbrance upon any of the properties or assets of the Company; or (iv) impair the Company's business or adversely affect any Governmental License necessary to enable the Company to carry on its business as presently conducted, except, in the case of clauses (ii), (iii) or (iv), for any conflict, breach, violation, default, declaration, imposition or impairment that would not have a Material Adverse Effect.

            SECTION 2.8 SEC Filings. (a) The Company has filed all forms, reports and documents required to be filed with the Securities and Exchange Commission (the "SEC") since January 1, 1995 and has made available to Parent
(i) its Annual Reports on Form 10-KSB for the fiscal years ended December 31, 1995, 1996 and 1997; (ii) all proxy statements relating to the Company's meetings of shareholders (whether annual or special) held since January 1, 1995;
(iii) all other reports or registration statements filed by the Company with the SEC; and (iv) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC (collectively, the "Company SEC Reports"). Except as disclosed in Section 2.8 of the Company Disclosure Schedule, the Company SEC Reports (i) were prepared in accordance, and complied as of their respective dates as to form in all material respects, with the applicable requirements of the Securities Act or the Securities Exchange Act of 1934, as amended and the SEC's rules thereunder (the "Exchange Act"), as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has filed with the SEC as exhibits to the Company SEC Reports all agreements, contracts and other documents or instruments required to be so filed, and such exhibits are correct and complete copies of such agreements, contracts and other documents or instruments.

            (b) The Proxy Statement (as defined in Section 4.2(b) hereof) will not, at the time the Proxy Statement is mailed, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and will not, at the time of the meeting of shareholders to which the Proxy Statement relates or at the Effective Time omit to state any material fact necessary to correct any statement which has become false or misleading in any earlier communication with respect to the solicitation of any proxy for such meeting; except that no representation is made by the Company with respect to statements made or incorporated by reference into the Proxy Statement based on information furnished in writing to the Company by Parent specifically for use in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

            SECTION 2.9 Financial Statements; Absence of Undisclosed Liabilities; Receivables. (a) The Company has heretofore delivered to Parent complete and correct copies of the following financial statements (the "Company Financial Statements"), all of which have been prepared from the books and records of the Company in accordance with generally accepted accounting principles ("GAAP") consistently applied and maintained throughout the periods indicated (except as may be indicated in the notes thereto) and fairly present in all material respects the financial condition of the Company as at their respective dates and the results of their operations and cash flows for the periods covered thereby, except that unaudited interim results were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount:

            (i) audited balance sheets at December 31, 1995, December 31, 1996 and December 31, 1997 and audited statements of income, cash flows and shareholders' equity of the Company for the fiscal years then ended, audited by Deloitte & Touche LLP, independent certified public accountants; and

            (ii) unaudited balance sheet (the "Company Interim Balance Sheet") of the Company as at September 30, 1998 (the "Company Interim Balance Sheet Date") and statements of income and cash flows for the three and nine months then ended.

Such statements of income do not contain any items of special or nonrecurring revenue or income or any revenue or income not earned in the ordinary course of business, except as expressly specified therein.

            (b) Except as and to the extent reflected or reserved against on the Company Interim Balance Sheet, and except for liabilities which will not have a Material Adverse Effect, the Company did not have, as of the Company Interim Balance Sheet Date, any liabilities, debts or obligations (whether absolute, accrued, contingent or otherwise) of any nature that would be required as of such date to have been included on a balance sheet prepared in accordance with GAAP. Since the Company Interim Balance Sheet Date, the Company has not incurred or suffered to exist any liability, debt or obligation (whether absolute, accrued, contingent or otherwise), except liabilities, debt and obligations incurred in the ordinary course of business, consistent with past practice, none of which will have a Material Adverse Effect.

Since the Company Interim Balance Sheet Date, there has been no material adverse change in the business, operations, assets (including intangible assets), condition (financial or otherwise), liabilities, or results of operations of the Company and no event has occurred which is reasonably likely to cause any such material adverse change.

            (c) All receivables of the Company (including installment loans receivable under premium finance agreements and any other accounts receivable, loans receivable and advances) which are reflected in the Company Interim Balance Sheet, and all such receivables which have arisen thereafter and prior to the Effective Time, have arisen or will have arisen only from bona fide transactions in the ordinary course of business at the aggregate recorded amounts.

            SECTION 2.10 [Intentionally Omitted]

            SECTION 2.11 Absence of Changes. Except as set forth in Section 2.11 of the Company Disclosure Schedule, since September 30, 1998 the Company has conducted its business only in the ordinary course and has not:

            (a) recorded or accrued any item of revenue, except in the ordinary course of business and consistent with prior practice;

            (b) subjected to any Encumbrance or other restriction any of its properties, business or assets except Encumbrances or other restrictions that would not have a Material Adverse Effect;

            (c) discharged or satisfied any Encumbrance, or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current liabilities shown on the Company's balance sheet as of December 31, 1997 and current liabilities incurred since that date in the ordinary course of business and consistent with prior practice;

            (d) sold, transferred, leased to others or otherwise disposed of any material properties or assets or purchased, leased from others or otherwise acquired any material properties or assets except in the ordinary course of business;

            (e) cancelled or compromised any debt or claim or waived or released any right of substantial value;

            (f) terminated or received any notice of termination of any contract, lease, license or other agreement or any Governmental License from any state regulatory agency regulating insurance premium finance companies or otherwise, or suffered any damage, destruction or loss (whether or not covered by insurance) that would have a Material Adverse Effect;

            (g) made any change in the rate of compensation, commission, bonus or other remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to any director, officer, employee, salesman, distributor or agent of the Company except in the ordinary course of business consistent with prior practice and pursuant to or in accordance with plans disclosed in Section 2.14(a) of the Company Disclosure Schedule that were in effect as of January 1, 1998;

            (h) made any increase in or commitment to increase any employee benefits, adopted or made any commitment to adopt any additional employee benefit plan or made any contribution, other than regularly scheduled contributions, to any Employee Benefit Plan, as defined in Section 2.14(a);

            (i) lost the employment services of a senior manager or other employee of equal or higher ranking;

            (j) made any loan or advance to any Person other than travel and other similar routine advances in the ordinary course of business consistent with past practice, or acquired any capital stock or other securities of any other corporation or any ownership interest in any other business enterprise;

            (k) instituted, settled or agreed to settle any material litigation, action or proceeding before any court or governmental body relating to the Company or its properties or assets;

            (l) entered into any transaction, contract or commitment other than in the ordinary course of business;

            (m) changed any accounting practices, policies or procedures utilized in the preparation of the Company Financial Statements;

            (n) suffered any change, event or condition that, in any case or in the aggregate, has had or is reasonably likely to result in a Material Adverse Effect; or

            (o) entered into any agreement or made any commitment to take any of the types of action described in subparagraphs (a) through (m) of this Section 2.11.

            SECTION 2.12 Tax Matters. (a) For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, fees, levies, duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the Internal Revenue Service (the "IRS") or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns, including returns required in connection with any Employee Benefit Plan (as defined in Section 2.14(a)).

            (b) The Company hereby represents that, other than as disclosed in
Section 2.12(b) of the Company Disclosure Schedule: The Company has timely filed all United States federal income Tax Returns and all other material Tax Returns required to be filed by it. All such Tax Returns are complete and correct in all material respects (except to the extent a reserve has been established as reflected in the Company Interim Balance Sheet). The Company has timely paid and discharged all Taxes due in connection with or with respect to the periods or transactions covered by such Tax Returns and has paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required), and there are no other Taxes that would be due if asserted by a taxing authority, except with respect to which the Company is maintaining reserves unless the failure to do so would not have a Material Adverse Effect. Except as does not involve or would not result in liability to the Company that would have a Material Adverse Effect,
(i) there are no tax liens on any assets of the Company; (ii) the Company has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax; (iii) no unpaid (or unreserved) deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other governmental authority with respect to the Company; (iv) there are no pending or threatened audits, investigations or claims for or relating to any liability in respect of Taxes of the Company; and (v) the Company has not requested any extension of time within which to file any currently unfiled Tax Returns. The accruals and reserves for Taxes (including deferred taxes) reflected in the Company Interim Balance Sheet are in all material respects adequate to cover all Taxes accruable through the date thereof (including Taxes being contested) in accordance with GAAP. No written claim has ever been made by a taxing authority in a jurisdiction where the Company does not presently file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

            (c) The Company on behalf of itself hereby represents that, other than as disclosed in Section 2.12(c) of the Company Disclosure Schedule, and other than with respect to items the inaccuracy of which would not have a Material Adverse Effect: (i) the Company is not obligated under any agreement with respect to industrial development bonds or other obligations with respect to which the excludability from gross income of the holder for federal or state income tax purposes could be affected by the transactions contemplated hereunder; (ii) the Company is not, or has not been, a United States real property holding corporation (as defined in section 897(c)(2) of the Code) during the applicable period specified in section 897(c)(1)(A)(ii) of the Code;
(iii) the Company has not filed or been included in a combined, consolidated or unitary return (or substantial equivalent thereof) of any Person other than the Company; (iv) the Company is not liable for Taxes of any Person other than the Company, or currently under any contractual obligation to indemnify any Person with respect to Taxes, or a party to any tax sharing agreement or any other agreement providing for payments by the Company or any of its Subsidiaries with respect to Taxes; (v) except entities the beneficial ownership of which is wholly owned by the Company, the Company is not a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for United States federal income tax purposes; (vi) the Company is not a party to any agreement, contract, arrangement or plan that would result (taking into account the transactions contemplated by this Agreement), separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of section 280G of the Code or would give rise to an excise tax under Sector 4999 of the Code (or any corresponding provision of state, local or foreign tax law); (vii) the Company is not a "consenting corporation" under section 341(f) of the Code or any corresponding provision of state, local or foreign law; (viii) the Company has not made an election or is not required to treat any of its assets as owned by another Person for federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of section 168 of the Code (or any corresponding provision of state, local or foreign law); (ix) the Company is not an investment company within the meaning of section 368(a)(2)(F)(iii) of the Code; (x) the Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts owing to any employee, independent contractor, creditor, shareholder or other party; (xi) the Company has not agreed or is not required, as a result of a change in method of accounting or otherwise, to include in taxable income any material adjustment under Section 481 of the Code or any corresponding provision of state, local or foreign law; and (xii) there are no private letter rulings in respect of any Tax pending between the Company and any taxing authority.

            SECTION 2.13 Relations with Employees and Brokers. (a) Except as set forth

            (i) The Company has satisfactory relationships with its employees and with the insurance brokers that introduce policyholders to the Company ("Brokers").

            (ii) The Company is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and the Company is not engaged in any unfair labor practices.

            (iii) No collective bargaining agreement with respect to the business of the

Company is currently in effect or being negotiated. The Company has no obligation to negotiate any such collective bargaining agreement, and to the knowledge of the Company there is no indication that the employees of the Company desire to be covered by a collective bargaining agreement.

            (iv) There are no strikes, slowdowns or work stoppages pending or, to the Company's knowledge, threatened with respect to the employees of the Company, nor has any such strike, slowdown or work stoppage occurred or, to the best of the Company's knowledge, been threatened since January 1, 1996. There is no representation claim or petition or complaint pending before the National Labor Relations Board or any state or local labor agency and, to the best of the Company's knowledge, no question concerning representation has been raised or threatened since January 1, 1996 respecting the employees of the Company.

            (v) There are no complaints or charges against the Company pending before the National Labor Relations Board or any state or local labor agency and, to the best of the Company's knowledge, no person or entity has threatened since January 1, 1995 to file any complaint or charge against the Company or any of its Subsidiaries with any such board or agency.

            (vi) To the Company's knowledge, no charges with respect to or relating to the business of the Company are pending before the Equal Employment Opportunity Commission, or any state or local agency responsible for the prevention of unlawful employment practices.

            (vii) Since January 1, 1996, the Company has not received notice of the intent of any federal, state, local, or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation of the Company, and to the Company's knowledge, no such investigation is in progress.

            (viii) The Company has not made any statements or representations or distributed any written material to any of its employees regarding continued employment of such employees subsequent to the date hereof or the Closing Date.

      (b) Section 2.13(b) of the Company Disclosure Schedule contains a complete and correct list of all employment, management or other consulting agreements with any Persons employed or retained by the Company (including independent consultants and commission agents), complete and correct copies of which have been delivered to Parent.

      SECTION 2.14 Employee Benefits. (a) Section 2.14(a) of the Company Disclosure Schedule sets forth each employee benefit plan, policy, program, practice, agreement, understanding, arrangement or commitment providing compensation, benefits or perquisites of any kind to any current or former officer, employee or consultant (or to any dependent or beneficiary thereof) of the Company, which are now, or were within the past six years, maintained by, contributed to by or with respect to which an obligation to contribute exists on the part of the Company or any other trade or business, whether or not incorporated, which, together with the Company, is treated as a single employer under section 414 of the Code (such other trades or business, collectively, "Related Persons") or with respect to which the Company or the Related Persons has or may have any liability (whether direct, indirect, contingent or otherwise, including, without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar agreement) including, without limitation, all material employment or consulting agreements, incentive, bonus, deferred compensation, pension, profit sharing, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements and any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended from time to time ("ERISA"), whether or not subject to ERISA (each, an "Employee Benefit Plan" and together, the "Employee Benefit Plans").

            (b) Seller has provided to Parent or its counsel prior to the date hereof true and complete copies of (i) any employment agreements and any procedures and policies relating to the employment of employees of the Company and the use of temporary employees, independent contractors or leased employees by the Company (including summaries of any material procedures and policies that are unwritten), (ii) plan instruments and amendments thereto for all Employee Benefit Plans and related trust agreements, insurance and other contracts and funding arrangements, summary plan descriptions, written descriptions of any unwritten Employee Benefit Plans and summaries of material modifications, and material communications distributed, or otherwise communicated, to the participants of each Employee Benefit Plan or sent to or received (whether orally or in writing) from any governmental authority (including, without limitation, the Internal Revenue Service), (iii) the three most recent annual reports on Form 5500 required to be filed with respect to any Employee Benefit Plan (including all schedules thereto), (iv) where applicable, the most recent
(A) opinion or determination letter as to the qualification under Applicable Benefits Law (including any special provisions relating to registered or qualified plans including Sections 401 and 501 of the Code) of any Employee Benefit Plan (and the latest IRS form 5300 or 5307, whichever is applicable, filed with the IRS for each such Employee Benefit Plan), (B) audited financial statements and (C) actuarial valuation reports. "Applicable Benefits Law" refers to the legal requirements imposed by the United States, any political subdivision thereof or any other jurisdiction that may apply to employee benefit plans (including any requirements enforced by the IRS with respect to employee benefit plans intended to confer tax benefits on the Company or any of its employees).

            (c) No Employee Benefit Plan is, a "defined benefit plan" within the meaning of section 3(35) of ERISA and the Company has no liability with respect to any such plan. Neither the Company nor any of its Related Persons has ever contributed to, or with drawn in a complete or partial withdrawal from, any multiemployer plan (within the meaning of Subtitle E of Title IV of ERISA) or incurred contingent liability under section 4204 of ERISA.

            (d) No Employee Benefit Plan provides for benefits, including, without limitation, medical or health benefits (through insurance or otherwise) or provides for the continuation of such benefits or coverage for any participant or any dependent or beneficiary of any participant after such participant's retirement or other termination of employment (except (i) as may be required by Applicable Benefits Law, (ii) retirement or death benefits under any employee pension plan, (iii) disability benefits under any employee welfare plan that have been fully provided for by insurance or otherwise, (iv) deferred compensation benefits accrued as liabilities on the books of the Company; or (v) benefits in the nature of severance pay). There has been no communication to any employee that could reasonably be expected to promise or guarantee any such employee any such benefits.

            (e) Each Employee Benefit Plan (and each related trust, insurance contract and fund) is in compliance in all material respects in form and in operation with all applicable requirements of Applicable Benefits Law (including ERISA and the Code), and is being administered in accordance with all relevant plan documents to the extent consistent with Applicable Benefits Law, including, without limitation, any special provisions relating to registered or qualified plans with which any Employee Benefit Plan is intended to qualify (including, without limitation, Sections 401 and 501 of the Code), and no condition exists as a result of which the Parent, the Company or the Related Persons or any fiduciary could be subject to any liability under any Applicable Benefits Law in connection with any Employee Benefit Plan (including, without limitation, Section 4972, 4975 or 4976 of the Code and Section 406, 502(i) and 502(l) of ERISA). No Employee Benefit Plan is under investigation or audit by the Department of Labor or Internal Revenue Service other than as part of a routine tax audit of the Company. The Company is not aware of any actions, claims (other than routine claims for benefits), lawsuits or arbitrations pending or, to the knowledge of the Company, threatened with respect to any Employee Benefit Plan (including against any fiduciary of any Employee Benefit Plan) and the Company has no knowledge of any facts that could reasonably be expected to give rise to any such actions, claims, lawsuits or arbitrations that could, individually or in the aggregate, cause the Company to incur any material liability There has been full compliance in all material respects with the notice and continuation requirements of section 4980B of the Code and with sections 9801 through 9833 of the Code and section 713 of ERISA applicable to any Employee Benefit Plan.

            (f) No provision of any Employee Benefit Plan becomes effective in the event of a change in control of the employer maintaining such Employee Benefit Plan. The consummation of the Merger or any other transaction contemplated by this Agreement will not result in (i) any payment (including, without limitation, severance, unemployment compensation, golden parachute or bonus payments or otherwise) becoming due to any current or former director, officer, employee or consultant of the Company, (ii) any increase in the amount of compensation or benefits payable in respect of any current or former director, officer, employee or consultant of the Company, or (iii) the acceleration of vesting or time of payment of any material benefits or compensation payable in respect of any current or former director, officer, employee or consultant of the Company and the transactions contemplated by this Agreement will not result in any payment or series of payments by the Company of a "parachute payment" within the meaning of Section 280G of the Code. No employee or former employee of the Company will be entitled to any severance benefits under the terms of any Employee Benefit Plan solely by reason of the consummation of the Merger or any other transaction contemplated by this Agreement.

            (g) The Company has not communicated to employees or agreed to the creation of any new employee benefit plan or, with respect to any existing Employee Benefit Plan, any increase in benefits or new benefits or change in employee coverage which would increase the expense of maintaining such Employee Benefit Plan. No provision of any Employee Benefit Plan prohibits the employer maintaining it from amending or terminating such Employee Benefit Plan at any time and to the fullest extent that law permits.

            (h) At no time since the organization of the Company has any entity (other than the Company) been an "ERISA Affiliate" of the Company. "ERISA Affiliate" means any trade or business, whether or not incorporated, which together with the Company, is or was at any time during such period treated as a "single employer" within the meaning of section 414(b), (c), (m) or (o) of the Code or a part of the same "controlled group" as the Company within the meaning of section 4001 of ERISA. No leased employee (within the meaning of section 414(n) or (o) of the Code) performs any services for the Company.

            (i) All actions required to be taken on behalf of any Employee Benefit Plan that is a stockholder of the Company, in order to effectuate the Merger or the other transactions contemplated by this Agreement, shall have been duly authorized by the appropriate fiduciaries of such Employee Benefit Plan, and shall comply with the terms of such Employee Benefit Plan, ERISA and other applicable laws.

            (j) The fair market value of the assets of each funded Employee Benefit Plan (or the insurance coverage of each Employee Benefit Plan funded through insurance) equals or exceeds the accrued benefits thereunder through the Effective Time according to the actuarial assumptions and valuations most recently used to determine employer contributions to any such Employee Benefit Plan and specified on Section 2.14(j) of the Company Disclosure Schedule. With respect to each such Employee Benefit Plan, all payments due from the Company to date have been made when due and all amounts properly accrued to date or as of the Effective Time as liabilities of the Company which have not been paid have been properly recorded on the books of the appropriate entity. With respect to each Employee Benefit Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid to date under the insurance policy have been paid, all premiums required to be paid under the insurance policy through the Effective Time will have been paid on or before the Effective Time and, as of the Effective Time, there will be no liability of the Company under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time.

            (k) There are no complaints, charges or claims against the Company pending or to the Company's knowledge threatened to be brought by or filed with any governmental authority based on, arising out of, in connection with or otherwise relating to the employment by the Company of any individual, including individuals classified by the Company as independent contractors or "leased employees" (within the meaning of section 414(n) of the Code), or the failure to employ any individual, including any claim relating to employment discrimination, equal pay, employee safety and health, immigration, wages and hours or workers' compensation.

            (l) The Company is in compliance in all material respects with all laws (including any legal obligation to engage in affirmative action) relating to the employment of former, current, and prospective employees, independent contractors and "leased employees" (within the meaning of section 414(n) of the Code) including all such laws relating to wages, hours, collective bargaining, employment discrimination, immigration, disability, civil rights, safety and health, workers' compensation and pay equity and has timely prepared and filed all appropriate forms (including Immigration and Naturalization Service Form I-9) required by any relevant governmental authority.

            (m) Except as set forth on Section 2.14(m) of the Company Disclosure Schedule, the Company is not a contractor or subcontractor with obligations under any federal, state or local government contracts as result of any business engaged in by the Business.

            (n) No fact or condition exists as a result of which the Company may have any material liability, whether absolute or contingent, including any obligations under any Employee Plans, as a result of or related to any misclassification of a person performing services for the Company as an independent contractor rather than as an employee.

            (o) There are no material liabilities, whether absolute or contingent, to any employees relating to workers compensation benefits that are not fully insured against by a bona fide third-party insurance carrier. With respect to each workers' compensation arrangement that is funded wholly or partially through an insurance policy or public or private fund, all premiums required to have been paid to date under the insurance policy or fund have been paid, all premiums required to be paid under the insurance policy or fund through the Closing Date will have been paid on or before the Closing Date and, as of the Closing Date, there will be no material Liability of the Company under any such insurance policy, fund or ancillary agreement with respect to such insurance policy or fund in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing Date.

            (p) No Employee Benefit Plan is a plan, agreement or arrangement providing for benefits in the nature of severance benefits, and the Company does not have outstanding any liabilities with respect to any severance benefits available under any Employee Benefit Plan.

            (q) Except as set forth on Section 2.14(q) of the Company Disclosure Schedule, no Business employee participates in any Employee Benefit Plan, program or arrangement that provides any benefits or provides for payments based on or measured by the value of any equity security of or interest in the Company.

            SECTION 2.15 Title to Properties. Except as set forth in Section
2.15 of the Company Disclosure Schedule, the Company has good and indefeasible title to all of its properties and assets, free and clear of all Encumbrances, except liens for taxes not yet due and payable and such Encumbrances or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which would not have a Material Adverse Effect, and except for Encumbrances which secure indebtedness reflected in the Company Interim Balance Sheet.

            SECTION 2.16 Compliance with Laws; Legal Proceedings. (a) The Company is not in violation of, or in default with respect to, any applicable statute, regulation, ordinance, writ, injunction, order, judgment, decree or any Governmental License, except where such violation or default does not have and cannot reasonably be expected to have, a Material Adverse Effect.

            (b) Except as set forth in Section 2.16(b) of the Company Disclosure Schedule, there is no order, writ, injunction, judgment or decree outstanding and no legal, administrative, arbitration or other governmental proceeding or investigation pending or, to the best of the Company's knowledge, threatened, and there are no claims (including unasserted claims of which the Company is aware) against or relating to the Company or any of its properties, assets or businesses or any of its officers, employees or directors that, (i) individually or in the aggregate could have a Material Adverse Effect, or (ii) could have an adverse affect on the Company's ability to perform its obligations under this Agreement or any documents or agreements contemplated hereby.

            SECTION 2.17 Finders. Except for Ladenburg Thalmann & Co. Inc. (whose fees shall be paid by the Company and shall in the aggregate not exceed the amount set forth in Section 2.17 of the Company Disclosure Schedule), no broker, finder or investment advisor acted directly or indirectly for the Company in connection with this Agreement or the Merger, and no broker, finder, investment advisor or other Person is entitled to any fee or other commission, or other remuneration, in respect thereof based in any way on any action, agreement, arrangement or understanding taken or made by or on behalf of the Company.

            SECTION 2.18 Intellectual Property. (a) The Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, trade secrets, computer software programs or applications and tangible or intangible proprietary information or material and other intellectual property rights that are used in the business of the Company as currently conducted, except where the failure to do so would not have a Material Adverse Effect.

            (b) Except as disclosed in Section 2.18(b) of the Company Disclosure Schedule, or where such event does not and cannot reasonably be expected to have a Material Adverse Effect: (i) the Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any patents, trademarks, service marks or copyrights or other intellectual property rights owned by others ("Company Third-Party Intellectual Property Rights"); (ii) no claims with respect to the patents, registered and unregistered trademarks and service marks, registered copyrights, trade names and any applications therefor or other intellectual property rights owned by the Company (the "Company Intellectual Property Rights"), any trade secret material to the Company, or Company Third Party Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of Company Third Party Intellectual Property Rights by or through the Company, are currently pending or, to the Company's knowledge, have been threatened by any Person; and (iii) the Company does not know of any valid grounds for any bona fide claims (1) to the effect that the sale, licensing or use of any product or service as now sold, licensed or used, or proposed for sale, license or use by the Company infringes on any intellectual property rights of a third-party including copyright, patent, trademark, service mark or trade secret; (2) against the use by the Company of any intellectual property including trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of the Company as currently conducted or as proposed to be conducted; (3) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights or other trade secret material to the Company; or
(4) challenging the license or legally enforceable right to use of Company Third Party Intellectual Rights by the Company.

            (c) To the Company's knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company.

            (d) Set forth in Section 2.18(d) of the Company Disclosure Schedule is a complete and accurate list of (i) all patents and patent applications owned by the Company worldwide; (ii) all trademark and service mark registrations and all trademark and service mark applications and all trade names owned by the Company worldwide; (iii) all copyright registrations and copyright applications owned by the Company worldwide; and (iv) all licenses owned by the Company in which the Company is (A) a licensor with respect to any of the patents, trademarks, service marks, trade names or copyrights listed in the Disclosure Schedule, or (B) a licensee of any other person's patents, trade names, trademarks, service marks or copyrights. The Company has made all necessary filings and recordations to protect and maintain its interest in the patents, patent applications, trademark and service mark registrations, trademark and service mark applications, trade names, copyright registrations and copyright applications and licenses set forth in the Disclosure Schedule, except where such failure to file or record has not and could not reasonably be expected to have a Material Adverse Effect.

            (e) The Company shall ensure that any software products or services owned, provided or otherwise developed by the Company, or used in the conduct of the Company's business as presently conducted and as it is expected to be conducted after the date of this Agreement, whether in whole or in part, by or for the Company, which incorporate any date- related information or otherwise process any date-related information, will, on the Effective Date, provide, among other things, the following functionality: (i) accurate processing of date- related information before, during and after January 1, 2000, including accepting the date input, providing the date output, and performing calculations on dates or portions of dates; (ii) accurate functioning without interruption before, during and after January 1, 2000 without any change in operation associated with the advent of the new century; (iii) ability to respond to two-digit input in a way that resolves any ambiguity as to century in a disclosed, defined and predetermined manner; and (iv) the ability to store and provide output date information in ways that are unambiguous as to the century.

            SECTION 2.19 Insurance. Except as set forth in Section 2.19 of the Company Disclosure Schedule, all material fire and casualty, general liability, business interruption, product liability and other insurance policies maintained by the Company is with reputable insurers, provide adequate coverage for all normal risks incident to the Company's assets, properties and business operations and are in character and amount at least equivalent to that carried by Persons engaged in a business subject to the same or similar perils or hazards. The Company has not since January 1, 1995 been denied or had revoked or rescinded any policy of insurance.

            SECTION 2.20 Contracts; etc. (a) Set forth on Section 2.20 of the Company Disclosure Schedule is a complete and correct list of each of the following agreements, leases and other instruments to which the Company is a party or by which Company or any of its properties or assets are bound:

      (i) each service or other similar type of agreement under which services are provided by any other Person to the Company which is material to the business of the Company;

      (ii) each agreement that restricts the operation of the business of the Company or the ability of the Company to retain employees or brokers or to solicit customers or employees;

      (iii) each operating lease (as lessor, lessee, sublessor or sublessee) that is material to the Company taken as a whole of any real or tangible personal property or assets;

      (iv) each agreement under which services are provided by the Company to any material customer;

      (v) each agreement (including capital leases) under which any money has been or may be borrowed or loaned or any note, bond, indenture or other evidence of indebtedness has been issued or assumed (other than those under which there remain no ongoing obligations of the Company), and each guaranty of any evidence of indebtedness or other obligation, or of the net worth, of any Person (other than endorsements for the purpose of collection in the ordinary course of business);

      (vi) each partnership, joint venture or similar agreement;

      (vii) each agreement containing restrictions with respect to the payment of dividends or other distributions in respect of the Company's capital stock; and

      (viii) each agreement to make unpaid capital expenditures in excess of $50,000.

A complete and correct copy of each written agreement, lease or other type of document required to be disclosed pursuant to this Section 2.20(a) has been delivered to Parent.

            (b) Each agreement, lease or other type of document required to be disclosed pursuant to Section 2.13, 2.14 or 2.20(a) or filed as an exhibit to the Company's SEC Reports to which the Company is a party or by which the Company or its properties or assets are bound (collectively, the "Company Contracts"), except for Company Contracts, the loss of which would not have a Material Adverse Effect, is valid, binding and in full force and effect and is enforceable by the Company or such Subsidiary in accordance with its terms except for the Exceptions. The Company is not (with or without the lapse of time or the giving of notice, or both) in breach of or in default under any of the Company Contracts, and, to the Company's knowledge, no other party to any of the Company Contracts is (with or without the lapse of time or the giving of notice, or both) in breach of or in default under any of the Company Contracts. No existing or completed agreement to which the Company is a party is subject to renegotiation with any governmental body.

            SECTION 2.21 Permits, Authorizations, etc. Section 2.21 of the Company Disclosure Schedule sets forth all Governmental Licenses and each other material approval, authorization, consent, license, including the New York State Banking Authority, order or other permit of all governmental agencies, whether federal, state, local or foreign, necessary to enable the Company to own, operate and lease its properties and assets as and where such properties and assets are owned, leased or operated and to provide and carry on its business as presently provided and conducted (collectively, the "Company Permits") or required to permit the continued conduct of such business following the Merger in the manner conducted on the date of this Agreement (and indicates in each case whether or not the consent of any Person is required for the consummation of the transactions contemplated hereby). The Company has all necessary Company Permits of all governmental agencies, whether federal, state, local or foreign, all of which are valid and in good standing with the issuing agencies and not subject to any proceedings for suspension, modification or revocation, except to the extent such failure to maintain such permits or be in good standing, or such proceedings, would not have a Material Adverse Effect.

            SECTION 2.22 Environmental Matters. (a) For purposes of this Agreement, the capitalized terms defined below shall have the meanings ascribed to them below.

      (i) "Environmental Law(s)" means all federal, state or local law (including common law), statute, ordinance, rule, regulation, code, or other requirement relating to the environment, natural resources, or public or employee health and safety and includes, but is not limited to the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6901 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 33 U.S.C. Section 2601 et seq., the Toxic Substances Control Act, 15 U.S.C.
      Section 2601 et seq., the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq., and the Occupational Safety and Health Act, 29 U.S.C.
      Section 651 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes and any applicable transfer statutes.

      (ii) "Environmental Permits" means all approvals, authorizations, consents, permits, licenses, registrations and certificates required by any applicable Environmental Law.

      (iii) "Hazardous Substance(s)" means, without limitation, any flammable explosives, radioactive materials, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products (including but not limited to waste petroleum and petroleum products), methane, hazardous materials, hazardous wastes, pollutants, contaminants and hazardous or toxic substances, as defined in or regulated under any applicable Environmental Laws.

      (iv) "Release" means any past or present spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Substance into the Environment.

            (b) Except for violations that do not and will not cause a Material Adverse Effect, the Company has obtained all Environmental Permits that are required for the lawful operation of its business. The Company (i) is in compliance in all material respects with all terms and conditions of their Environmental Permits and of any applicable Environmental Law, and (ii) has not received written notice of any material violation by or claim against the Company under any Environmental Law.

            (c) There have been no Releases, or threatened Releases of any Hazardous Substances into, on or under any of the properties owned or operated (or formerly owned or operated) by the Company (including the costs of investigation and remediation) under any applicable Environmental Law that would have a Material Adverse Effect.

            (d) The Company has not received any written notice of possible liability as a potentially responsible party at any federal or state National Priority List ("Superfund") site.

            SECTION 2.23 Company Acquisitions. Section 2.23 of the Company Disclosure Schedule hereto contains a complete and correct list of all agreements ("Acquisition Agreements") since January 1, 1995, executed by the Company pursuant to which the Company has acquired or agreed to acquire all or any part of the stock or assets (including any customer list) of any Person. A complete and correct copy of each of the Acquisition Agreements has been delivered to Parent. The Company has no further obligation or liability under any of the Acquisition Agreements or as a result of the transactions provided for therein, except as described in reasonable detail in Section 2.23 of the Company Disclosure Schedule.

            SECTION 2.24 Books and Records. All accounts, books, ledgers and official and other records prepared and kept by the Company are complete in all material respects, and there are no material inaccuracies or discrepancies contained or reflected therein.

            SECTION 2.25 Interested Party Transactions. Except as set forth in
Section 2.25 of the Company Disclosure Schedule or the Company SEC Reports, since January 1, 1997 no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

            SECTION 2.26 Certain Approvals. The Company's Board of Directors has taken any and all necessary and appropriate action to render inapplicable to the Merger and the other transactions contemplated by this Agreement Section 9.12 of the NYBCL. No other state takeover statute or similar domestic or foreign statute or regulation applies or purports to apply to the Merger or the other transactions contemplated by this Agreement.

                                   ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF
                              PARENT AND MERGER SUB

            Each of Parent and Merger Sub hereby represents and warrants to the Company that, except as set forth in the written disclosure schedule delivered by Parent to the Company (the "Parent Disclosure Schedule"):

            SECTION 3.1 Corporate Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite corporate power and authority to own, operate and lease its properties and assets as and where the same are owned, operated or leased and to conduct its business as it is now being conducted. Each of Parent and Merger Sub is in good standing and duly qualified or licensed as a foreign corporation to do business in those jurisdictions in which the location of the property and assets owned, operated or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect. Each of Parent and Merger Sub has heretofore delivered to the Company complete and correct copies of its Certificate of Incorporation and By-laws, as amended to and as in effect on the date hereof.

            SECTION 3.2 Capitalization. The authorized capital stock of Merger Sub as of the date hereof consists of 100 shares of common stock, par value $.01 per share (the "Merger Sub Common Stock"). All 100 shares of the Merger Sub

Common Stock are issued and outstanding and owned beneficially and of record by Parent as of the date hereof. Merger Sub has no subsidiaries, no material assets or liabilities (except pursuant to this Agreement) and was formed solely to facilitate the Merger.

            SECTION 3.3 Authorization; Execution and Delivery. Each of Parent and Merger Sub has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by Parent or Merger Sub of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except for the Exceptions.

            SECTION 3.4 Governmental Approvals and Filings. No approval, authorization, consent, license, clearance or order of, declaration or notification to, or filing or registration with, any governmental or regulatory authority that currently regulates Parent or Merger Sub is required in order to permit Parent or Merger Sub to consummate the Merger or perform its obligations under this Agreement, except for (i) filing and recording of the Certificate of Merger as required by the NYBCL, (ii) filings and other required submissions under the HSR Act, (iii) the filings required pursuant to the New York Banking Law that are set forth in Section 3.4 of the Parent Disclosure Schedule, (iv) approval of the Bank of Greece, and (v) as is otherwise set forth in Section 3.4 of the Parent Disclosure Schedule.

            SECTION 3.5 No Conflict. Subject to compliance with any Governmental Licenses described in Section 3.4 of the Parent Disclosure Schedule and obtaining the consents and waivers that are set forth and described in Section
3.5 of the Parent Disclosure Schedule (the "Private Consents"), neither the execution, delivery and performance of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, will (i) conflict with, or result in a breach or violation of, any provision of the certificate of incorporation (or similar organizational document) or by-laws of Parent or Merger Sub; (ii) conflict with, result in a breach or violation of, give rise to a default, or result in the acceleration of performance, or permit the acceleration of performance, under (whether or not after the giving of notice or lapse of time or both) any Encumbrance, note, bond, indenture, guaranty, lease, license, agreement or other instrument, writ, injunction, order, judgment, decree, statute, rule or regulation to which Parent or Merger Sub or any of their respective properties or assets is subject; (iii) give rise to a declaration or imposition of any Encumbrance upon any of the properties or assets of Parent or Merger Sub; or (iv) impair Parent's business or adversely affect any Governmental License necessary to enable Parent and Merger Sub to carry on their business as presently conducted, except, in the cases of clauses (ii), (iii) or (iv), for any conflict, breach, violation, default, declaration, imposition or impairment that would not have a Material Adverse Effect.

            SECTION 3.6 No Legal Proceedings. Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, are being challenged by or are the subject of any pending or, to the knowledge of Parent or Merger Sub, threatened litigation or governmental investigation or proceeding as of the date of this Agreement.

            SECTION 3.7 Finders. Except for Keefe Bruyette & Woods, Inc., no broker, finder or investment advisor acted directly or indirectly as such for Parent, any Subsidiary of Parent or any stockholder of Parent in connection with this Agreement or the Merger, and no broker, finder, investment advisor or other Person is entitled to any fee or other commission, or other remuneration, in respect thereof based in any way on any action, agreement, arrangement or understanding taken or made by or on behalf of Parent, any Subsidiary of Parent or any stockholder of the Parent.

            SECTION 3.8 Financial Ability to Perform. Parent has or will at the time of the consummation of the Merger have cash funds available sufficient to make all cash payments required to be made for the Company Common Stock under this Agreement and pay all fees and expenses related to the transaction contemplated by the Agreement.

            SECTION 3.9 Proxy Statement. None of the information supplied or to be supplied in writing by Parent or Merger Sub specifically for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and will not, at the time of the meeting of shareholders to which the Proxy Statement relates or at the Effective Time omit to state any material fact necessary to correct any statement which has become false or misleading in any earlier communication with respect to the solicitation of any proxy for such meeting.

                                   ARTICLE IV

                     COVENANTS, TRANSACTIONS AND CONDUCT OF
                           BUSINESS PENDING THE MERGER

            SECTION 4.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that during the period from the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, unless Parent shall otherwise agree in writing, (i) the Company shall conduct its business only in the ordinary course of business consistent with past practice; (ii) that the Company shall use reasonable commercial efforts to preserve substantially intact the business organization of the Company, to keep available the services of the present officers, employees, agents and consultants of the Company and to preserve the present relationships of the Company with governmental agencies, insurance brokers, insurance companies, lenders, customers, suppliers and other Persons with which the Company has significant regulatory or business relations. By way of amplification and not limitation, except as contemplated by this Agreement, the Company shall not, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following:

      (a) amend or otherwise change the Company's Certificate of Incorporation or By-Laws;

      (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company or any of its Affiliates (except for the issuance of shares of Company Common Stock issuable upon the exercise of the Warrants pursuant to the Warrant Agreements or Stock Options under the Company Stock Option Plans, which Warrants and Stock Options are outstanding on the date hereof);

      (c) sell, pledge, dispose of or encumber any assets of the Company (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets, and (iii) sales of immaterial assets not in excess of $10,000);

      (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its securities, including, without limitation, shares of Company Common Stock or any option, warrant or right, directly or indirectly, to acquire shares of Company Common Stock;

      (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money, except for borrowings and reborrowing under the Company's existing credit facilities or issue any debt securities or assume, guarantee (other than guarantees of bank debt of the Company's subsidiaries under existing credit facilities entered into in the ordinary course of business) or endorse or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, except in the ordinary course of business consistent with past practice; (iii) authorize any capital expenditures or purchases of fixed assets which are, in the aggregate, in excess of $50,000; or (iv) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.1(e);

      (f) make any material change in the rate of compensation, commission, bonus or other remuneration payable, or pay or agree or promise to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to any director, officer, employee, salesman, broker or agent of the Company except in the ordinary course of business consistent with prior practice and pursuant to or in accordance with plans disclosed in Section 2.14(a) of the Company Disclosure Schedule that were in effect as of January 1, 1998, or make any increase in or commitment to increase any employee benefits, adopt or make any commitment to adopt any additional employee benefit plan or make any contribution, other than regularly scheduled contributions, to any Employee Benefit Plan;

      (g) take any action to change accounting practices, policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable or collection of accounts receivable);

      (h) make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign Tax liability or agree to an extension of a statute of limitations, except to the extent the amount of any such settlement has been reserved for in the financial statements contained in the Company SEC Reports filed with the SEC prior to the date of this Agreement;

      (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) in excess of $10,000 per matter or $50,000 in the aggregate, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the Company Financial Statements or incurred in the ordinary course of business and consistent with past practice; or

      (j) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (i) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect in any material respect or prevent the Company from performing or cause the Company not to perform its covenants herein.

            SECTION 4.2 Shareholders' Meeting; Proxy Material.

            (a) The Company shall cause a meeting of its shareholders to be duly called and held as soon as reasonably practicable after the execution of this Agreement for the purpose of voting on the adoption of this Agreement (the "Company Shareholder Meeting"). The Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company's shareholders. The Company shall use its best efforts consistent with applicable legal requirements to solicit proxies in connection with the Company Shareholder Meeting called pursuant to this Section 4.2(a) and shall solicit such proxies in favor of such approval and adoption and take all other action reasonably necessary to attempt to secure the shareholder approval required to effect the Merger under applicable law.

            (b) The Company will prepare, and file with the SEC, a proxy statement, together with a form of proxy, with respect to the shareholders meeting described in Section 4.2(a) (such proxy statement, together with any amendments thereof or supplements thereto, being herein called the "Proxy Statement"). The Company (i) will use its best efforts to have the Proxy Statement cleared by the SEC as soon as reasonably practicable, if such clearance is required, (ii) will as soon as reasonably practicable thereafter mail the Proxy Statement to shareholders of the Company and (iii) will otherwise comply in all material respects with all applicable legal requirements in respect of such meeting. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. Prior to filing the Proxy Statement with the SEC, the Company shall provide reasonable opportunity for Parent to review and comment upon the contents of the Proxy Statement and shall not include therein any information to which counsel to Parent shall reasonably object (unless counsel to the Company shall reasonably determine that such information should be included consistent with applicable legal principles) or omit therefrom any information which counsel to Parent shall reasonably request. If at any time prior to the meeting of the shareholders of the Company contemplated by this Section 4.2, any event relating to the Company or any of its subsidiaries, officers or directors is discovered by the Company which should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly so inform Parent. The Proxy Statement shall contain the recommendation of the Board of Directors of the Company in favor of the Merger and that the shareholders vote for and adopt the Merger and this Agreement.

            SECTION 4.3 No Shopping.

            (a) From the date hereof until the termination of this Agreement, the Company will not, and will not permit any officer, director, employee, investment banker or other agent to, directly or indirectly (i) take any action to seek, initiate or solicit any offer from any person, entity or group to acquire any shares of capital stock of the Company or its subsidiaries, to merge or consolidate with the Company or its subsidiaries, or to otherwise acquire any significant portion of the assets of the Company and its subsidiaries, taken as a whole (a "Third Party Acquisition Offer"), or (ii) engage in negotiations or discussions concerning a Third Party Acquisition Offer or the business or assets of the Company or its subsidiaries with, or disclose financial information relating to the Company or its subsidiaries, or any confidential or proprietary trade or business information relating to the business of the Company or its subsidiaries to, or afford access to the properties, books or records of the Company or its subsidiaries to, any third party that may be considering a Third Party Acquisition Offer; provided, however, that the Company may enter into any such negotiations or discussions, disclose any such information or afford any such access to any third party, if (A) the Board of Directors of the Company is advised by one or more of its financial advisors and concludes in good faith that the third party has the financial resources to consummate a Superior Acquisition, as defined in paragraph (c) below, and the Board of Directors of the Company determines in good faith that the third party is likely to submit a bona fide Third Party Acquisition Offer to consummate a Superior Acquisition;
(B) the Company has provided Parent, as soon as reasonably practicable and in any event prior to such discussions, negotiations, disclosure or access, notice of the Company's intent to enter into such discussions or negotiations, to supply information and/or to provide access, the identity of such third party and, as soon as reasonably practicable after such terms are known by the Company, the terms of the Third Party Acquisition Offer; and (C) such third party has signed and delivered to the Company a confidentiality agreement substantially equivalent to the Confidentiality Agreement in Section 4.4. The Company will immediately cease or cause to be terminated any existing activities, discussions or negotiations with any parties conducted with respect to any of the foregoing.

            (b) The Company will orally notify Parent immediately, followed by prompt written notice, of the receipt and the terms of any Third Party Acquisition Offer from any person, entity or group, or of any request for information or access, with respect to any Third Party Acquisition Offer, or any indication from any person, entity or group that it or another person, entity or group is considering making a Third Party Acquisition Offer or such a request, which notice shall include the identity of the third party and will promptly update the Company with respect to any developments with respect to such Third Party Acquisition Offer.

            (c) For purposes of this Agreement, a "Superior Acquisition" is a transaction pursuant to which a tender offer is made to acquire all of the outstanding Company Stock, or a merger, consolidation or a sale of substantially all of the assets of the Company (to be followed by a complete liquidation of the Company) occurs, which the Board of Directors of the Company concludes in good faith (after consultation with its financial advisors and legal counsel), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal,
(i) would, if consummated, result in a transaction that is more favorable to the Company's shareholders (in their capacities as shareholders), from a financial point of view, than the transactions contemplated by this Agreement and (ii) is reasonably capable of being completed.

            SECTION 4.4 Access to Information. The Company will give Parent and Merger Sub, and their respective counsel, financial advisors, auditors and other authorized representatives, full access to the offices (including a work area for the use of Parent and Merger Sub and their authorized representatives), properties, employees, books and records of the Company and its subsidiaries at all reasonable times upon reasonable notice, and will instruct the employees, counsel, financial advisors and auditors of the Company and its subsidiaries to cooperate in all reasonable respects with Parent and Merger Sub and each such representative in its investigation of the business of the Company and its subsidiaries, provided that no investigation pursuant to this Section 4.4 shall affect any representation or warranty given by the Company to Parent or Merger Sub hereunder. The Company will confer from time to time with Parent at Parent's request to discuss the status of the operations of the Company and its subsidiaries. Parent shall keep such information confidential in accordance with the terms of the confidentiality letter, dated June 23, 1998 (the "Confidentiality Letter"), between Parent and the Company.

            SECTION 4.5 Amendment of Company's Employee Plans. The Company will, effective at or immediately prior to the Effective Time, cause any Employee Plans (as hereinafter defined) which it may have to be amended, to the extent, if any, reasonably requested by Parent, for the purpose of permitting the Employee Plans to continue to operate in conformity with ERISA and the Code subsequent to the Merger.

            SECTION 4.6 Stock Options and Warrants. In accordance with the Company's Equity Incentive Plan (the "Plan"), the Company will, as soon as practicable after the execution of this Agreement, but in any event no later than March 1, 1999, cause the Committee that administers the Plan to adopt the resolutions set forth on Exhibit 4.6 hereto pursuant to Section 12(g) of the Plan (the "Resolutions").

            SECTION 4.7 Best Efforts. Subject to the terms and conditions herein provided, each of the Company, Parent and Merger Sub agrees to use its commercially reasonable efforts consistent with applicable legal requirements to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary or proper and advisable under applicable laws and regulations to ensure that the conditions set forth in Article V are satisfied and to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other transactions contemplated by this Agreement.

            SECTION 4.8 Consents. Parent and the Company each shall use their respective commercially reasonable efforts to obtain all material consents of third parties and governmental authorities, and to make all governmental filings, necessary for the consummation of the transactions contemplated by this Agreement. Parent and the Company each shall as soon as practicable file (i) a Pre-Merger Notification and Report Form under the Hart Scott Rodino Antitrusts Improvements Act (the "HSR Act") with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division"), (ii) all filings required by the New York State Banking Law with the New York State Banking Department, (iii) those filings required by the Massachusetts Bank Law and shall use their respective best efforts to respond as promptly as reasonably practicable to all inquiries received from the FTC or the Antitrust Division, or from the New York State Banking Department, the Massachusetts banking authorities, or any other relevant regulatory authority for additional information or documentation.

            SECTION 4.9 Public Announcements. Except as hereinafter provided in this Section 4.9, Parent and the Company will consult with each other before issuing any press release or otherwise making any public statements prior to the Effective Time with respect to the Merger or the other transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to receiving the consent of the other party, which consent will not be unreasonably withheld or delayed. Nothing stated herein shall prohibit any party from making a press release or other statement required by law or by obligations pursuant to any listing agreement with any automated interdealer quotation system if the party making the disclosure has first consulted with the other parties hereto.

            SECTION 4.10 Notification of Certain Matters. The Company will give prompt notice, as soon as reasonably practicable, to Parent and Merger Sub of the occurrence or non-occurrence of any event (i) which has had or is reasonably likely to have a Material Adverse Effect, (ii) which has caused any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect or (iii) which has caused any failure of the Company to comply in all material respects with or satisfy in all material respects any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 4.10 will not limit or otherwise affect the remedies available under this Agreement to Parent or limit the rights of the Company under this Agreement.

            SECTION 4.11 Indemnification. All rights to indemnification and exculpation existing in favor of any present or former director, officer or employee of the Company or any of its subsidiaries (an "Indemnified Party") as provided in the Company's Certificate of Incorporation or By-Laws or the certificate or articles of incorporation, by-laws or similar organizational documents or by-laws of any of its subsidiaries as in effect on the date hereof shall survive the Merger for a period of six years with respect to matters occurring at or prior to the Effective Time and no action taken during such six-year period shall be deemed to diminish the obligations set forth in this Section 4.11.

            SECTION 4.12 Directors and Officers Liability Insurance. For a period of four years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect either (i) the current policy of directors' and officers' liability insurance maintained by the Company (provided that Parent or the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in any material respects to the indemnified parties thereunder) with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 4.12 more than an amount per year equal to 150% of the current annual premium (which current annual premium for the policy year ending September 2001 the Company represents and warrants to be approximately $8,000 in the aggregate) paid by the Company for such existing insurance coverage (the "Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap, or (ii) a run-off (i.e., "tail") policy or endorsement with respect to the current policy of directors' and officers' liability insurance covering claims asserted within three years after the Effective Time arising from facts or events which occurred before the Effective Time.

            SECTION 4.13 Employment Contracts. At the Effective Time, the Company shall terminate, and cause Alan J. Karp and David E. Fisher to terminate, the existing employment agreements of Alan J. Karp and David E. Fisher with the Company, and the Company shall enter into the Employment Agreements with Alan J. Karp and David E. Fisher substantially in the forms of Exhibits A and B hereto, respectively (the "Employment Agreements).

            SECTION 4.14 Conveyance Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time and the Surviving Corporation shall be responsible for the payment of all such taxes and fees.

            SECTION 4.15 Prepayment of Indebtedness. At the Effective Time, the Parent shall prepay or cause the Surviving Corporation to prepay, including any prepayment penalties in connection therewith, each of the notes and other forms of indebtedness of the Company that is then prepayable.

            SECTION 4.16 Keyman Life Insurance. The Company shall obtain and maintain, at its expense, "keyman" life insurance coverage on the lives of Alan
J. Karp and David E. Fisher, with either the Company or Parent as sole beneficiary, in the amount of $1,000,000 for each such person, which insurance shall be issued by an insurance company rated A minus or better by A. M. Best Co. Inc.

                                    ARTICLE V

                            CONDITIONS TO THE MERGER

            SECTION 5.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

      (a) Shareholder Approval. The Merger and this Agreement shall have been approved and adopted by the requisite vote of the shareholders of the Company;

      (b) HSR Act; etc. All waiting periods applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; all consents required to be obtained under the New York State Banking Law and the Massachusetts Bank Law, and from the Bank of Greece shall have been obtained, and any waiting periods applicable to the consummation of the Merger under such law shall have expired or been terminated.

      (c) Governmental Actions. There shall not have been instituted, pending or threatened any suit, action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by or before any governmental authority, administrative agency or court of competent jurisdiction, domestic or foreign, nor shall there be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, or any other legal restraint
      (i) preventing or seeking to prevent consummation of the Merger, (ii) prohibiting or seeking to prohibit or limiting or seeking to limit Parent from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by Parent or any of its Subsidiaries of all or a material portion of the business or assets of Parent or any of its Subsidiaries, or (iii) compelling or seeking to compel Parent or any of its Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Parent or any of its

      Subsidiaries (including the Surviving Corporation), as a result of the Merger or the transactions contemplated by this Agreement;

      (d) Illegality. No statute, rule, regulation or order shall be enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal;

      (e) Opinions of Counsel. The Company shall have received the written opinions of Kramer Levin Naftalis & Frankel LLP and James Maxwell, Esq., in the forms attached hereto as Exhibits C-1 and C-2, respectively. Parent and Merger Sub shall have received the written opinion of Blau, Kramer, Wactler & Lieberman, P.C. in the form attached hereto as Exhibit D.

            SECTION 5.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

      (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement (including the Company Disclosure Schedule) that are qualified as to materiality shall be true and correct in all respects on and as of the Effective Time with the same force and effect as if made on and as of the Effective Time and each of the representations and warranties of the Company contained in this Agreement (including the Company Disclosure Schedule) that is not so qualified shall be true and correct in all material respects on and as of the Effective Time with the same force and effect as if made on and as of the Effective Time, except for (i) changes contemplated by this Agreement and (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date and Parent and Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of the Company;

      (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate dated as of the Effective Time to such effect signed by the Chief Executive Officer and Chief Financial Officer of the Company;

      (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company for the authorization, execution and delivery of this Agreement, the consummation by it of the transactions contemplated hereby and the continuation in full force and effect of any and all material rights, documents, agreements or instruments of the Company, including, without limitation, all such consents required from governmental agencies, shall have been obtained and made by the Company, except where the failure to receive such consents, waivers, approvals, authorizations or orders would not have a Material Adverse Effect on the Company or Parent;

      (d) Absence of Material Adverse Effect. There shall not have been, since December 31, 1997 (i) any damage, destruction or loss, whether covered by insurance or not, that has had, or will have, a Material Adverse Effect;
      (ii) any suit, action, investigation, inquiry or other proceeding by or before any court or governmental or other regulatory or administrative agency or commission requesting an order, judgment or decree (except those in which Parent or Merger Sub is a plaintiff directly or derivatively) which, in the reasonable judgment of Parent, would be reasonably likely, if issued, to have a Material Adverse Effect; or (iii) any other event or condition (financial or otherwise) of any character or any operations or results of operations that has had, or is reasonably likely to have, a Material Adverse Effect.

      (e) Dissenting Shares. The holders of not more than 7.5% of the issued and outstanding Company Common Stock shall have taken such action prior to or at the time of the shareholders' vote as is necessary as of that time to entitle them to the statutory dissenters' rights referred to in Section
      1.7 hereof.

      (f) Options and Warrants. In accordance with the Plan, the Company shall have caused the Committee that administers the Plan to take action, pursuant to Section 12(g) of the Plan to adopt the Resolutions.

      (g) Employment Agreements. The Company and Alan J. Karp and David E. Fisher shall have entered into the Employment Agreements.

            (h) Company Net Worth. As of the last day of the month immediately prior to the month in which the Effective Time occurs, the Company's net worth, calculated in accordance with GAAP, shall be no less than $7,000,000.

            (i) Contracts Receivable. As of the last day of the month immediately prior to the month in which Effective Time occurs, the Company's net Contracts Receivable, calculated in accordance with GAAP, shall be no less than $40,000,000.

            (j) Prepayable Indebtedness. The holders of all notes and other forms of indebtedness of the Company (other than the commercial paper set forth on Schedule 5.2(j) hereto, any refundings of such commercial paper and any other commercial paper having similar terms and conditions that may be issued by the Company between the date of this Agreement and the Effective Date pursuant to the terms of this Agreement (the "Commercial Paper")) shall have agreed to allow Parent to prepay or to cause the Surviving Corporation to prepay such notes and other indebtedness.

            SECTION 5.3 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

      (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement (including the Parent Disclosure Schedule) that are qualified as to materiality shall be true and correct in all respects on and as of the Effective Time with the same force and effect as if made on and as of the Effective Time and each of the representations and warranties of Parent or Merger Sub contained in this Agreement (including the Parent Disclosure Schedule) that is not so qualified shall be true and correct in all material respects on and as of the Effective Time with the same force and effect as if made on and as of the Effective Time, except for (i) changes contemplated by this Agreement and (ii) those representations and warranties which address matters only as of a particular date and the Company shall have received a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Parent; and

      (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate dated as of the Effective Time to such effect signed by the President and Chief Financial Officer of Parent.

                                   ARTICLE VI

                                   TERMINATION

            SECTION 6.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of the Company or Parent:

      (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company; or

      (b) by either Parent or the Company if the Merger shall not have been consummated on or before June 1, 1999 (provided that the right to terminate this Agreement under this Section 6.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date, and provided further that, in the event that the Merger would have occurred on or before such date except that either (i) the condition set forth in
      Section 5.2(j) hereof has not been met by such date, or (ii) the representations set forth in Section 2.18(e) shall not be true and correct in all material respects on such date, Parent or the Company shall have the option to extend such date until July 1, 1999); or

      (c) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission, including, without limitation, the New York State Banking Department, shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the right to terminate this Agreement under this Section 6.1(c) shall not be available to any party who has not complied with its obligations under Section 4.7 and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action); or

      (d) by either Parent or the Company if the requisite vote of the shareholders of the Company shall not have been obtained by May 27, 1999, or if the shareholders of the Company shall not have approved and adopted the Merger and this Agreement at the Company Shareholders Meeting; or

      (e) by Parent or the Company if any representation or warranty of the Company, or Parent and Merger Sub, respectively, set forth in this Agreement shall be untrue when made, such that the conditions set forth in
      Section 5.2(a) or 5.3(a), as the case may be, would not be satisfied (a "Terminating Misrepresentation"); provided, however, that, if such Terminating Misrepresentation is curable prior to May 27, 1999 by the Company or Parent, as the case may be, through the exercise of its commercially reasonable efforts and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable efforts, neither Parent nor the Company, respectively, may terminate this Agreement under this Section 6.1(e); or

      (f) by Parent if any representation or warranty of the Company shall have become untrue such that the condition set forth in Section 5.2(a) would not be satisfied (a "Company Terminating Change"), or by the Company if any representation or warranty of Parent and Merger Sub shall have become untrue such that the condition set forth in Section 5.3(a) would not be satisfied (a "Parent Terminating Change" and together with a Company Terminating Change, a "Terminating Change"), in either case other than by reason of a Terminating Breach (as hereinafter defined); provided, however, that if any such Terminating Change is curable prior to May 27, 1999 by the Company or Parent, as the case may be, through the exercise of its commercially reasonable efforts, and for so long as the Company or Parent, as the case may be, continues to exercise such commercially reasonable efforts, neither Parent nor the Company, respectively, may terminate this Agreement under this Section 6.1(f); or

      (g) by Parent or the Company upon a breach of any covenant or agreement on the part of the Company or Parent, respectively, set forth in this Agreement, such that the conditions set forth in Sections 5.2(b) or 5.3(b), as the case may be, would not be satisfied (a "Terminating Breach"); provided, however, that, if such Terminating Breach is curable prior to May 27, 1999 by the Company or Parent, as the case may be, through the exercise of its commercially reasonable efforts and for so long as the Company or Parent, as the case may be, continues to exercise such commercially reasonable efforts, neither Parent nor the Company, respectively, may terminate this Agreement under this Section 6.1(g); or

      (h) by the Company, if the Company receives a bona fide Third Party Acquisition Offer which constitutes a Superior Acquisition and which Third Party Acquisition Offer the Board of Directors of the Company accepts, approves or recommends; or

      (i) by Parent or Merger Sub, if the Board of Directors of the Company fails to call or hold a special meeting of shareholders or to conduct the vote to approve and adopt this Agreement and the Merger at the special meeting or any adjournment thereof or if the Board of Directors of the Company fails to recommend the Merger to the Company's shareholders, withdraws or qualifies such recommendation or its approval of this Agreement or the Merger once given or takes any position or action that is inconsistent with such recommendation or accepts, recommends or approves a Third Party Acquisition Offer.

            SECTION 6.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or of any of its Affiliates, directors, officers or shareholders except (i) as set forth in Section 6.3 and Section 7.1, and (ii) nothing herein shall relieve any party from liability for any breach hereof.

            SECTION 6.3 Fees and Expenses and Damages. (a) Except as set forth in this Section 6.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

            (b) The Company shall pay Parent a fee of $193,200 upon the termination of this

Agreement where such termination occurs for any of the following reasons: (x) by Parent pursuant to Section 6.1(i); (y) by Company pursuant to 6.1(h); or (z) by Parent or the Company pursuant to Section 6.1(d).

            (c) Upon termination of this Agreement by either Parent or the Company, the respective parties hereto may seek any and all remedies or damages available to it under applicable law.

            (d) The fee payable pursuant to Section 6.3(b) shall be paid within one business day after a written demand for payment following the occurrence of any of the events described in Section 6.3(b).

                                   ARTICLE VII

                               GENERAL PROVISIONS

            SECTION 7.1 Effectiveness of Representations, Warranties and Agreements. (a) Except as otherwise provided in this Section 7.1, the representations, warranties, covenants and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors or representatives, whether prior to or after the execution of this Agreement. The representations, warranties, covenants and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 6.1, as the case may be, except that the covenants and agreements set forth in Article I and Sections 4.11 and 4.12 shall survive the Effective Time and those set forth in
Section 6.3 shall survive such termination. The Confidentiality Letter shall survive termination of this Agreement as provided therein.

            (b) Any disclosure made with reference to one or more Sections of the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed disclosed with respect to each other section therein as to which such disclosure is relevant provided that such relevance is reasonably apparent. Disclosure of any matter in the Company Disclosure Schedule or the Parent Disclosure Schedule shall not be deemed an admission that such matter is material.

            SECTION 7.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

      (a)   If to Parent or Merger Sub:

            Atlantic Bank of New York
            960 Avenue of the Americas
            New York, NY  10001
            Attention: George Jarvis
            Telecopier No.: (212) 695-6907
            Telephone No.: (212) 714-7389

            and

            James Maxwell, Esq.
            Telecopier No.: (212) 967-2557
            Telephone No.: (212) 714-7312

            With a copy to:

            Kramer Levin Naftalis & Frankel LLP
            919 Third Avenue
            New York, NY  10022
            Telecopier No.: (212) 715-8000
            Telephone No.: (212) 715-9100
            Attention: Peter S. Kolevzon, Esq.

      (b)   If to the Company:

            Standard Funding Corp.
            335 Crossways  Park Drive
            Woodbury, NY 11797
            Telecopier No.: (516) 364-8497
            Telephone No.: (516) 364-0200
            Attention: Alan Karp, President

            With a copy to:

            Blau, Kramer, Wactlar & Lieberman, P.C.
            100 Jericho Quadrangle
            Jericho, New York 11753
            Telecopier No.: (516) 822-4824

            Telephone No.: (516) 822-4820
            Attention: Edward I. Kramer, Esq.

            SECTION 7.3 Certain Definitions. For purposes of this Agreement, the term:

            (a) "Affiliate" means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person;

            (b) "Business Day" means any day other than a day on which banks in New York are required or authorized to be closed;

            (c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

            (d) "Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

            (e) "Subsidiary" or "Subsidiaries" of any Person means any corporation, partnership, limited liability company, or other legal entity of which such Person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

            SECTION 7.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval and adoption of the Merger and this Agreement by the shareholders of the Company, no amendment may be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

            SECTION 7.5 Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

            SECTION 7.6 Headings; Construction. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement (a) words denoting the singular include the plural and vice versa, (b) "it" or "its" or words denoting any gender include all genders, (c) the word "including" shall mean "including without limitation," whether or not expressed, (d) any reference to a statute shall mean the statute and any regulations thereunder in force as of the date of this Agreement or the Effective Time, as applicable, unless otherwise expressly provided, (e) any reference herein to a Section, Article, Schedule or Exhibit refers to a Section or Article of or a Schedule or Exhibit to this Agreement, unless otherwise stated, (f) when calculating the period of time within or following which any act is to be done or steps taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a Business Day, then the period shall end on the next day which is a Business Day, and (g) any reference to a party's "best efforts" or "reasonable efforts" shall not include any obligation of such party to pay, or guarantee the payment of, money or other consideration to any third party or to agree to the imposition on such party or its Affiliates of any condition reasonably considered by such party to be materially burdensome to such party or its Affiliates.

            SECTION 7.7 Severability. (a) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent reasonably possible.

            (b) The Company and Parent agree that the fees provided in Section 6.3(b) are fair and reasonable in the circumstances. If a court of competent jurisdiction shall nonetheless, by a final, non-appealable judgment, determine that the amount of any such fee exceeds the maximum amount permitted by law, then the amount of such fee shall be reduced to the maximum amount permitted by law in the circumstances, as determined by such court of competent jurisdiction.

            SECTION 7.8 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Letter), both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except as otherwise expressly provided herein.

            SECTION 7.9 Assignment; Merger Sub. This Agreement shall not be assigned by operation of law or otherwise, except that all or any of the rights of Merger Sub hereunder may be assigned to any direct, wholly-owned Subsidiary of Parent provided that no such assignment shall relieve the assigning party of its obligations hereunder.

            SECTION 7.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than Sections 4.11 and 4.12 (which are intended to be for the benefit of the Indemnified Parties and may be enforced by such Indemnified Parties).

            SECTION 7.11 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

            SECTION 7.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York applicable to contracts executed and fully performed within the State of New York.

            SECTION 7.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

            SECTION 7.14 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

                     [This space intentionally left blank.]

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                                                                              49


            IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                   ATLANTIC BANK OF NEW YORK

                                   By /s/
                                      ----------------------------------
                                      Name:  Thomas K. Sipple
                                      Title: Executive Vice President & CFO


                                   ATLANTIC PREMIUM, INC.

                                   By /s/
                                      ----------------------------------
                                      Name:  Thomas K. Sipple
                                      Title: President


                                   STANDARD FUNDING CORP.

                                   By /s/
                                      ----------------------------------
                                      Name:  Alan J. Karp
                                      Title: President